(d)(2)(FF)

 SUB-ADVISORY AGREEMENT

AGREEMENT made this 2nd day of August, 2010, among ING Goldman Sachs Commodity Strategy Portfolio (Cayman), Ltd. (the “Fund”), a Cayman Islands exempted company, Directed Services, LLC (the “Adviser”), a Delaware limited liability company, and Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”), a limited partnership organized under the laws of the State of Delaware (the “Agreement”).

WHEREAS, the Fund has been organized as a wholly-owned subsidiary of ING Investors Trust (the “Parent Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), acting for and on behalf of the ING Goldman Sachs Commodity Strategy Fund, a series thereof (the “Parent Company”), in order to effect certain investments on behalf of the Parent Company consistent with the Parent Company’s investment objective and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, the Fund is authorized to issue shares of the Fund and, as a wholly-owned subsidiary of the Parent Company, is not required to be registered with the Cayman Islands Monetary Authority (“CIMA”); and

WHEREAS, pursuant to an Investment Management Agreement, effective as of August 2, 2010, a copy of which has been provided to the Sub-Adviser, the Fund has retained the Adviser to render advisory, management, and administrative services with respect to the Fund; and

WHEREAS, the Fund and the Adviser wish to retain the Sub-Adviser to furnish investment advisory services to the Fund and the Sub-Adviser is willing to furnish such services to the Fund and the Adviser.

NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Fund, the Adviser and the Sub-Adviser as follows:

1.             Appointment. The Fund and the Adviser hereby appoint the Sub-Adviser to act as the sub-adviser to the Fund for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In performing its obligations under this Agreement, the Sub-Adviser may, upon notice and approval by Adviser, and as necessary, the Adviser’s entering into a written agreement with any such advisory affiliate, delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any of its investment advisory affiliates provided that the Sub-Adviser shall always remain liable to the Adviser for its obligations hereunder.

2.             Portfolio Management Duties and Authority.

Subject to the supervision of the Fund’s Board of Directors (the “Board”) and the Adviser, the Sub-Adviser will provide a continuous investment program for the Fund’s portfolio and determine the composition of the assets of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio. The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund’s assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of the Fund should be held in the various securities and other investments in which it may invest, and the Sub-Adviser is hereby authorized to execute and perform such services on behalf of the Fund. To the extent permitted by the investment policies of the Fund, the Sub-Adviser shall make decisions for the Fund as to foreign currency matters. The Sub-Adviser will provide the services under this Agreement consistent with the Fund’s investment objective or objectives, policies, and restrictions as stated in Schedule A attached hereto, as may from time to time be amended (“Schedule A”).  The Sub-Adviser is authorized to exercise tender offers and exchange offers on behalf of the Fund, each as the Sub-Adviser determines is in the best interest of the Fund. The Sub-Adviser and Adviser further agree as follows:

(a)           The Sub-Adviser will (1) manage the Fund so that no action or omission on the part of the Sub-Adviser will cause the Parent Company to fail to meet the requirements to qualify as a regulated investment company specified in Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) (other than the requirements for the Trust to register under the 1940 Act and to file with its tax return an election to be a regulated investment company and satisfy the distribution requirements under Section 852 (a) of the Code, all of which shall not be the responsibility of the Sub-Adviser), (2) manage the Fund so that no action or omission on the part of the Sub-Adviser shall cause the Parent Company to fail to comply with the diversification requirements of Section 817(h) of the Code, and the regulations issued thereunder, and (3) use reasonable efforts to manage the Fund so that no action or omission on the part of the Sub-Adviser shall cause the Parent Company to fail to comply with any other material rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. The Adviser will notify the Sub-Adviser promptly if the Adviser believes that the Parent Company is in violation of any requirement specified in this paragraph. Notwithstanding the foregoing, Sub-Adviser shall be responsible for ensuring that the notes themselves comply with the requirements of any applicable private letter ruling.

(b)           On occasions when the Sub-Adviser deems the purchase or sale of a security or other instrument to be in the best interest of the Fund, as well as of other investment advisory clients of the Sub-Adviser or any of its affiliates, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in Schedule A. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund and to such other clients and subject to the Sub-Adviser’s General Principals on Trade Allocation in the Sub-Adviser’s Compliance Policies and Procedures, as such procedures may be modified by Sub-Adviser from time to time at its sole discretion.

(c)           In connection with the purchase and sale of securities for the Fund, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Fund on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser will arrange for the automatic transmission of the confirmation of such trades to the Fund’s custodian and portfolio accounting agent.

(d)           The Sub-Adviser will give reasonable assistance to the portfolio accounting agent for the Fund or the Adviser, upon request, in determining or confirming, the value of any portfolio securities or other assets of the Fund for which the portfolio accounting agent seeks assistance from or identifies for review by the Sub-Adviser.

(e)           The Sub-Adviser will make available to the Fund and the Adviser, promptly upon reasonable request, all of the Fund’s investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian and portfolio accounting agent for the Fund) as are necessary to assist the Fund, the Parent Company and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(f)            The Sub-Adviser will, upon request, provide reports to the Board for consideration at meetings of the Board on the investment program for the Fund and the issuers and securities represented in the Fund’s portfolio, and will furnish the Fund’s Board with respect to the Fund such periodic and special reports as the Directors and the Adviser may reasonably request.

(g)           In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Sub-Adviser may not retain, employ or associate itself with any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved by a majority of the Fund’s Board.

(h)           The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that no associated person of the Sub-Adviser, or of any company that the Sub-Adviser has retained, employed, or with which it has associated with respect to the investment management of the Fund, to the best of the Sub-Adviser’s knowledge, had in any material connection with the handling of assets:

(i)            been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)           been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii)         been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

(i)            If applicable, in using swaps, spot, futures, forward contracts and structured notes for the Fund as an investment the parties represent the following:

(i)            That the Adviser is properly and lawfully established with full power and authority to enter into swaps, spot, futures, forward contracts and structured notes, to perform its obligations under such contracts and to procure the Sub-Adviser to enter into such contracts on its behalf.

The parties acknowledge that Adviser is not registered in any capacity with the Commodities Futures Trading Commission.

(ii)           That the Adviser may not, except for purposes of redemptions, expenses, and other costs of doing business, encumber funds which the Sub-Adviser has under the Sub-Adviser’s management or which benefit from the Sub-Adviser’s investment advice. If the Adviser requires funds for any redemptions, expenses, and other costs of doing business, the Sub-Adviser will make funds available in a reasonably timely manner for the Adviser to meet such obligations. The Adviser reserves the right to segregate assets upon notice to the Sub-Adviser and provide different arrangements for investment management with respect to those assets.

(iii)         That the Sub-Adviser has been granted full power and authority to enter into contracts and to open accounts and execute documents as agent on the Adviser’s and Fund’s behalf (including, without limitation trading documentation and related ancillary documents such as representation letters, “give-up” agreements for futures contract, etc.) and to give instructions for settlement for the same, provided that Sub-Adviser may only trade swaps under ISDA Master Agreements that have been reviewed by Adviser.

(iv)          That the Sub-Adviser has full authority to instruct Adviser’s and Fund’s custodian in conformity with its mandate.

(v)            That in the event of the termination of this Agreement, the Sub-Adviser, if legally and operationally possible, may offer the Fund’s counterparty the option to leave open any existing contracts or instruments or to close them out at prevailing market rates.

(j)            The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested unless the Adviser gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing. The Sub-Adviser will make appropriate personnel available upon reasonable request for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of equity securities in which assets of the Fund are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Fund. The Sub-Adviser shall disclose to the best of its knowledge any material conflict of interest, which is not already described in the Sub-Adviser’s current Form ADV, with respect to the issuers of securities that are the subject of such recommendations. Coordination and execution of voting matters with respect to issuers of bonds or other fixed income securities will be the responsibility of the Sub-Adviser.

3.             Broker-Dealer Selection. The Sub-Adviser is hereby authorized to place orders for the purchase and sale of securities and other investments for the Fund’s portfolio, with or through such persons, brokers or dealers and to negotiate commissions to be paid on such transactions and to supervise the execution thereof. The Sub-Adviser’s primary consideration in effecting any such transaction will be to obtain the best execution for the Fund, taking into account such factors as price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser may effect a transaction on behalf of the Fund with a broker-dealer who provides brokerage and research services to the Sub-Adviser notwithstanding the fact that the commissions payable with respect to any such transaction may be greater than the amount of any commission another broker-dealer might have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.

The Sub-Adviser will consult with the Adviser with respect to participation in arrangements for the direction of portfolio transactions on behalf of the Fund. The Sub-Adviser is further authorized to allocate orders placed by it on behalf of the Fund to the Sub-Adviser as agent if it is registered as a broker-dealer with the SEC, to any of its affiliated broker-dealers as agents, or to such brokers and/or dealers who also provide research or statistical material, or other services to the Fund, the Sub-Adviser, or an affiliate of the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Board indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.             Disclosure about Sub-Adviser. The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act, or alternatively that it is not required to be a registered investment adviser under the Advisers Act to perform the duties described in this Agreement, and that it is a duly registered investment adviser in all states in which the Sub-Adviser is required to be registered and will maintain such registration so long as this Agreement remains in effect. The Sub-Adviser will provide the Adviser with a copy of the Sub-Adviser’s Form ADV, Part II at the time the Form ADV and any amendment is filed with the SEC, and a copy of its written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, together with evidence of its adoption.

5.             Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with the portfolio management duties specified in this Agreement. The Adviser or the Fund shall be responsible for all the expenses of the Fund’s operations including, but not limited to:

(a)           Expenses of all audits by the Fund’s independent public accountants;

(b)           Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(c)           Expenses of the Fund’s custodial services including recordkeeping services provided by the custodian;

(d)           Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

(e)           Expenses of obtaining Portfolio Activity Reports and Analyses of International Management Reports (as appropriate) for the Fund;

(f)            Expenses of maintaining the Fund’s tax records;

(g)           Salaries and other compensation of any of the Fund’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Sub-Adviser or an affiliate of the Sub-Adviser;

(h)           Taxes levied against the Fund;

(i)            Brokerage fees and commissions, transfer fees, registration fees, taxes and similar liabilities and costs properly payable or incurred in connection with the purchase and sale of portfolio securities for the Fund;

(j)            Costs, including the interest expense, of borrowing money;

(k)           Costs and/or fees incident to meetings of the Fund’s shareholders, the preparation, printing and mailings of prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s existence, and the regulation of shares with federal and state securities or insurance authorities;

(l)            The Fund’s legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

(m)          Directors’ fees and expenses to directors who are not officers, employees, or stockholders of the Sub-Adviser or any affiliate thereof;

(n)           The Fund’s insurance premiums;

(o)           Association membership dues;

(p)           Extraordinary expenses of the Fund as may arise including expenses incurred in connection with litigation, proceedings, and other claims (unless the Sub-Adviser is responsible for such expenses under Section 13 of this Agreement), and the legal obligations of the Fund to indemnify its Directors, officers, employees, shareholders, distributors, and agents with respect thereto; and

(q)           Organizational and offering expenses.

6.             Compensation. For the services provided to the Fund, the Adviser will pay the Sub-Adviser a fee, payable as described in Schedule C.

The fee will be prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. In accordance with the provisions of the Management Agreement, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.

7.             Seed Money. The Adviser agrees that the Sub-Adviser shall not be responsible for providing money for the initial capitalization of the Fund.

8.             Compliance.

(a)           The Fund and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund or the Adviser, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in Section 2 in accordance with Schedule A attached hereto, the Fund’s Memorandum and

Articles of Association and any policies adopted by the Fund’s Board applicable to the Fund (collectively, the “Charter Requirements”), and in accordance with applicable law (“Applicable Law”), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund’s books and records, and upon information and written instructions received from the Fund, the Adviser or the Fund’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Fund, the Adviser, or the Fund’s administrator. The Adviser shall promptly provide the Sub-Adviser with any written policies and procedures adopted by the Fund’s Board applicable to the Fund and any amendments or revisions thereto. The Sub-Adviser agrees that it shall promptly notify the Adviser and the Fund (1) in the event that the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Parent Company has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) upon having a reasonable basis for believing that the Parent Company has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

(b)           The Adviser agrees that it shall immediately notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Parent Company has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) upon having a reasonable basis for believing that the Parent Company has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

9.             Books and Records. The Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Adviser’s reasonable request, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods set forth in  Rule 31a-2 under the 1940 Act such records as would be required if Rule 31a-l under the 1940 Act applied to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in such rules.

10.          Cooperation; Confidentiality. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Fund.

Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Fund and actions of the Fund, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Fund all information furnished to the Fund or the Adviser by the Sub-Adviser, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Fund.

11.          Representations Respecting Sub-Adviser.

(a)           During the term of this Agreement, the Fund and the Adviser agree to furnish to the Sub-Adviser at its principal offices prior to use thereof copies of all reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund, or to the public that refer or relate in any way to the Sub-Adviser or any of its affiliates (other than the Adviser), or that use any derivative of the name “Goldman Sachs Asset Management, L.P.,” or any derivative thereof or logos associated therewith. The Fund and the Adviser agree that they will not use any such material without the prior consent of the Sub-Adviser, which consent shall not be unreasonably withheld. In the event of the termination of this Agreement, the Fund and the Adviser will furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer or relate in any way to the Sub-Adviser;

(b)           The Fund and the Adviser will furnish to the Sub-Adviser such information relating to either of them or the business affairs of the Fund as the Sub-Adviser shall from time to time reasonably request in order to discharge its obligations hereunder;

(c)           The Adviser and the Fund agree that neither the Fund, the Adviser, nor affiliated persons of the Fund or the Adviser shall give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Sub-Adviser or the Fund other than the information or representations contained in reports for the Fund, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser.

12.          Representations Respecting Adviser.

(a)           The Adviser represents and warrants to the Sub-Adviser such representations as are contained in Schedule B of this Agreement (which representations will be deemed to be repeated at all times until the termination of this Agreement).

(b)           The Adviser certifies that it is familiar with Rule 144A of the United States Securities Act of 1933, and represents and warrants that the ING Goldman Sachs Commodity Strategy Portfolio is a “Qualified Institutional Buyer” as defined in such rule.

13.          Services Not Exclusive. The services of the Sub-Adviser to the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.

14.          Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Adviser agree that the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (“1933 Act”), controls the Sub-Adviser (1) shall not be liable for any error of judgment, mistake of law, any diminution in value of the investment portfolio of the Fund, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance by the Sub-Adviser of its duties, or by reason of reckless disregard by the Sub-Adviser of its obligations and duties under this Agreement.

15.          Indemnification.

(a)           Notwithstanding Section 14 of this Agreement, the Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser (other than the Adviser), and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a

Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities to the Fund which (1) may be based upon any violations of willful misconduct, malfeasance, bad faith or negligence by the Adviser, any of its employees or representatives, or any affiliate of or any person acting on behalf of the Adviser; provided however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of its own willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(b)           Notwithstanding Section 14 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser (other than the Sub-Adviser), and each person, if any, who is a controlling person of the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Adviser Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as Sub-Adviser of the Fund which (1) may be based upon any violations of willful misconduct, malfeasance, bad faith or negligence by the Sub-Adviser, any of its employees or representatives, or any affiliate of or any person acting on behalf of the Sub-Adviser, including but not limited to its responsibilities under Section 2, Paragraph (a) of this Agreement, or (2) any breach of any representations or warranties contained in Section 4; provided, however, that in no case shall the indemnity in favor of a Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of its own willful misfeasance, bad faith, negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)           The Adviser shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Adviser in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Sub-Adviser Indemnified Person, the Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person. If the Adviser assumes the defense of any such action and the selection of counsel by the Adviser to represent both the Adviser and the Sub-Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Adviser will, at its own expense, assume the defense with counsel to the Adviser and, also at its own expense, with separate counsel to the Sub-Adviser Indemnified Person, which counsel shall be satisfactory to the Adviser and to the Sub-Adviser Indemnified Person. The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Adviser shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Sub-Adviser Indemnified Person.

(d)           The Sub-Adviser shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against an Adviser Indemnified Person unless such Adviser Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Adviser Indemnified Person (or after such Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability which it may have to the Adviser Indemnified Person against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Adviser Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Adviser Indemnified Person. If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Adviser Indemnified Person, adequately represent the interests of the Adviser Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Adviser Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Adviser Indemnified Person. The Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Adviser Indemnified Person.

(e)           The Adviser shall not be liable under this Section 15 to indemnify and hold harmless the Sub-Adviser and the Sub-Adviser shall not be liable under this Section 15 to indemnify and hold harmless the Adviser with respect to any losses, claims, damages, liabilities, or litigation that first become known to the party seeking indemnification during any period that the Sub-Adviser is, within the meaning of Section 15 of the 1933 Act, a controlling person of the Adviser.

16.          Duration and Termination. This Agreement shall become effective as of the date of this Agreement and shall continue in effect until terminated.  This Agreement is terminable by either party, without penalty, on sixty (60) days’ prior written notice.  This Agreement shall terminate automatically in the event it is “assigned” (as defined in the Advisers Act) by the Adviser or the Sub-Adviser, or the sub-advisory agreement between the Parent Company, the Adviser and the Sub-Adviser is terminated.

In the event of termination for any reason, all records of the Fund shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such records by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(e), 9, 10, 11, 14, and 18 of this Agreement shall remain in effect, as well as any applicable provision of this Paragraph numbered 16.

17.          Notices. Any notice must be in writing and shall be deemed to have been given when (1) delivered in person, (2) dispatched by telegram or electric facsimile transfer (confirmed in writing by postage prepaid first class mail simultaneously dispatched), (3) sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

ING Goldman Sachs Commodity Strategy Portfolio (Cayman), Ltd.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Attention: Chief Counsel

If to the Adviser:

Directed Services LLC

1475 Dunwoody Drive Westchester,

PA 19380

Attention: Chief Counsel

If to the Sub-Adviser:

Goldman, Sachs & Co.

32 Old Slip 32nd Floor

New York, NY 10005

Attention: Scott Kilgallen

18.          Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the Directors of the Fund, if such approval is required by applicable law; and (ii) the holders of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, this Agreement may be amended without the approval of a majority of the Fund’s outstanding voting securities if the amendment relates solely to a change that is permitted or not prohibited under applicable law.

19.          Use of Names.

(a)           It is understood that the name “Directed Services LLC” or any derivative thereof or logo associated with that name is the valuable property of the Adviser and/or its affiliates, and that the Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of the Adviser and only so long as the Adviser is Adviser to the Fund. Upon termination of the Management Agreement between the Fund and the Adviser, the Fund or the Adviser shall notify the Sub-Adviser of the termination of the Management Agreement and the Sub-Adviser shall as soon as is reasonably possible cease to use such name (or derivative or logo).

(b)           It is understood that the names “Goldman Sachs Asset Management, L.P.” or any derivative thereof or logos associated with those names are the valuable property of the Sub-Adviser and its affiliates and that the Fund has the right to use such names (or derivatives or logos) in offering materials of the Fund with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a sub-adviser to the Fund. Upon termination of this Agreement between the Fund, the Adviser, and the Sub-Adviser, the Fund shall as soon as is reasonably possible cease to use such names (or derivatives or logos).

20.          Memorandum and Articles of Association. A copy of the Memorandum and Articles of Association for the Fund is on file with the Registrar of Companies, Cayman Islands. The Memorandum and Articles of Association have been executed on behalf of the Fund by Directors of the Fund in their capacity as Directors of the Fund and not individually. The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any Director, officer, or shareholder of the Fund individually.

21.          Miscellaneous.

(a)           This Agreement shall be governed by the laws of the state of Delaware, without giving effect to the provisions, policies or principals thereof relating to choice or conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)           Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, or constituting the Adviser as an agent of the Sub-Adviser.

(e)           The Adviser and the Sub-Adviser each affirm that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

(f)            The Trust, the Adviser and the Sub-Adviser acknowledge that each may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively the “Patriot Act”). Each party agrees to assist the other parties in monitoring transactions in accordance with the Patriot Act. If required by applicable law or regulation, each party shall provide the other parties with documentation evidencing the identity of a beneficial owner or owners of shares of the Fund upon request when a party is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

(g)           This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING GOLDMAN SACHS COMMODITY STRATEGY PORTFOLIO (CAYMAN), LTD.
By:	/s/ Michael J. Roland
Name: Michael J. Roland

DIRECTED SERVICES LLC
By:	/s/ Todd Modic
Name: Todd Modic

GOLDMAN SACHS ASSET MANAGEMENT, L.P.
By:	/s/ Maire M. O’Neill
Name: Maire M. O’Neill

SCHEDULE A

Investment Objective, Guidelines and Restrictions of the Fund

Investment Objective, Guidelines and Restrictions of ING GOLDMAN SACHS COMMODITY STRATEGY PORTFOLIO (CAYMAN), LTD. (the “Fund”)

Investment Objective: The Fund seeks long-term total return consisting of capital appreciation and income.

Investment Focus: The Fund will invest in a portfolio of commodity index-linked securities, other commodity-linked securities and derivative instruments and in other fixed-income and debt instruments. The Portfolio is designed to provide exposure that corresponds to the investment return of assets that trade in the commodity markets without direct investment in physical commodities. It is expected that certain of the Portfolio’s investments will produce leveraged exposure to the commodities markets.

The Fund may also invest in, without limitation (unless otherwise indicated), the following types of investments:

(a)           Commodity futures contracts, commodity-linked notes, commodity-linked option and swap contracts and other commodity-linked derivatives.

(b)           American, European and Global Depositary Receipts.

(c)           Asset-backed and mortgage-backed securities (including mortgage loans (both adjustable and fixed rate), government guaranteed mortgage-backed securities, guaranteed mortgage pass-through certificates, mortgage pass-through securities, multiple class mortgage-backed securities and collateralized mortgage obligations, commercial mortgage backed securities,)

(d)           Bank obligations.

(e)           Borrowings.

(f)            Convertible securities.

(g)           Corporate debt obligations.

(h)           Credit, Currency, Equity, Index, Interest Rate, Total Return and Mortgage Swaps and Options on Swaps.

(i)            Cross hedging of currencies.

(j)            Custodial receipts and trust certificates.

(k)           Equity investments.

(l)            Emerging country securities.

(m)          Fixed income securities (including zero coupon bonds, deferred interest, pay-in-kind and capital appreciation bonds, variable and floating rate securities.

(n)           Foreign currency transactions.

(o)           Foreign securities.

(p)           Futures contracts and options on futures contracts.

(q)           Investment companies, including exchange-traded funds.

(r)            Interest rate caps, floor and collars.

(s)           Investment company securities (including exchange-traded funds).

(t)            Mortgage dollar rolls.

(u)           Municipal securities.

(v)           Non-investment grade fixed income securities.

(w)          Options on foreign currencies.

(x)            Options on securities and securities indices.

(y)           Preferred stock, warrants and stock purchase rights.

(z)            Real estate investment trusts.

(aa)         Repurchase agreements.

(bb)         Securities lending.

(cc)         Stripped mortgage-backed securities.

(dd)         Structured securities (which may include equity linked notes).

(ee)         Temporary investments.

(ff)           Unseasoned companies.

(gg)         U.S. government securities (including Treasury inflation-protected securities).

(hh)         When-issued securities and forward commitments.

(ii)           Yield curve options and inverse floating rate securities.

(jj)           Commercial paper and other short term obligations.

(kk)         Collateralized loan obligations.

The Fund’s investment restrictions are comprised of the following:

The Parent Company and Fund may test for compliance with certain investment restrictions on a consolidated basis, except that with respect to the Fund’s investments in certain securities that may involve leverage, the Fund will comply with asset segregation or “earmarking” requirements to the same extent as the Parent Company.

The Fund may not:

(a)   borrow money, except to the extent permitted under the 1940 Act, including the rules, regulations, interpretations thereunder and any exemptive relief obtained by the Portfolio;

(b)   make loans, except to the extent permitted under the 1940 Act, including the rules, regulations, interpretations and any exemptive relief obtained by the Portfolio. For the purposes of this limitation, entering into repurchase agreements, lending securities and acquiring debt securities are not deemed to be making of loans;

(c)   underwrite any issue of securities within the meaning of the 1933 Act except when it might technically be deemed to be an underwriter either: (a) in connection with the disposition of a portfolio security; or (b) in connection with the purchase of securities directly from the issuer thereof in accordance with its investment objective. This restriction shall not limit the Portfolio’s ability to invest in securities issued by other registered management investment companies;

(d)   purchase or sell real estate, except that the Portfolio may (i) acquire or lease office space for its own use, (ii) invest in securities of issuers that invest in real estate or interests therein, (iii) invest in mortgage-related securities and other securities that are secured by real estate or interests therein, or (iv) hold and sell real estate acquired by the Portfolio as a result of the ownership of securities;

(e)   issue senior securities except to the extent permitted by the 1940 Act, the rules and regulations thereunder and any exemptive relief obtained by the Portfolio; or

(f)    purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Portfolio from purchasing or selling options and futures contracts or from investing in securities or other instruments backed by physical commodities). This limitation does not apply to foreign currency transactions, including, without limitation, forward currency contracts.

SCHEDULE B

Master IMA Signing Annex

To permit future transactions in securities, futures, options, forwards, swaps and other related instruments, the Sub-Adviser on behalf of the Adviser and/or the Fund will from time to time enter into standard form agreements and related documentation with counterparties (e.g., ISDA Agreements, Futures Agreements, Repurchase Agreements, etc.). When entering into such agreements and related documentation, the Sub-Adviser must make representations and warranties to counterparties on behalf of the Fund.

This Master IMA Signing Annex furnishes the Sub-Adviser with such representations as it must make on behalf of the Fund when entering into such agreements.

Capitalized terms used and not otherwise defined herein are as defined in the 1992 form Master Agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and the ISDA 2000 Definitions (as may be supplemented from time to time).

The Adviser for itself and on behalf of the Fund further represents and warrants to the Sub-Adviser such representations as are contained in Schedule B of this Agreement are true and accurate in every material respect (which representations will be deemed to be repeated at all times until the termination of this Agreement). The Adviser agrees to confirm that the representations remain true and accurate in every material respect upon reasonable written request of the Sub-Adviser.

Certain Additional Representations of the Adviser.

(a)           Basic Representations.

(i) Status. The Fund is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii) No Violation or Conflict. Execution, delivery and performance of an ISDA Master Agreement and any other agreement or documentation relating to all transactions in securities, futures, options, forwards, and other swaps-related instruments and obligations of any kind relating thereto authorized by the Sub-Adviser in the Investment Guidelines (collectively, “Authorized Agreement”) do not violate or conflict with any law applicable to the Adviser or the Trust, any provision of their respective constitutional documents, any order or judgment of any court or other agency of government applicable to their or any of their respective assets or any contractual restriction binding on or affecting their or any of their respective assets;

(iii) Consents. All governmental and other consents that are required to have been obtained by the Adviser and/or the Fund with respect to any Authorized Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iv) Obligations Binding. The Fund’s obligations under any Authorized Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           Absence of Certain Events. Adviser acknowledges for itself and on behalf of the Fund that if any of the representations contained in this Schedule B prove to be untrue, an Event of Default, Potential Event of Default or Termination Event could arise under an Authorized Agreement and/or with respect to

Transactions entered into thereunder. Accordingly, Adviser, for itself and on behalf of the Fund, undertakes to notify Sub-Adviser immediately if any of these representations become untrue at any time while this Agreement is in effect.

(c)           Absence of Litigation. There is not pending against the Fund or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect (i) the legality, validity or enforceability against it of any Authorized Agreement or (ii) its ability to perform its obligations under any Authorized Agreement.

(d)           Accuracy of Specified Information. All information that is furnished in writing by or on behalf of the Fund to the Sub-Adviser in connection with an Authorized Agreement is, as of the date of the information, true, accurate and complete in every material respect.

(g)           Relationship Between Parties. The Adviser further represents on behalf of the Fund on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

a. Assets. All of the Fund’s assets are available to satisfy the obligations of it under any Authorized Agreement.

b. Non-Reliance. The Adviser, for itself and on behalf of the Fund, is a sophisticated institutional investor and is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts the conditions and risks of each type of Transaction contemplated in Section 2(h) of this Agreement. The Fund is also a sophisticated institutional investor capable of assuming, and assumes, the financial and other risks of each type of Transaction contemplated in Section 2(h).

(h)           Collateral. The Fund represents that:

a. it is the sole owner of the assets in its account (free and clear of any security interest, lien, encumbrance or other restriction);

b. it has not granted any lien or security interest in such assets;

c. such assets can be transferred freely as collateral on its behalf in connection with an Authorized Agreement to be entered into on its behalf; and

d. it will take and/or permit the Sub-adviser on its behalf to take any and all necessary actions in order to grant a valid, perfected security interest in such assets to a counterparty under an Authorized Agreement.

IRS Circular 230 disclosure: Goldman Sachs does not provide legal, tax or accounting advice. Any statement contained in this communication (including any attachments) concerning U.S. tax matters is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties imposed on the relevant taxpayer. Clients of Goldman Sachs should obtain their own independent tax advice

SCHEDULE C

COMPENSATION FOR SERVICES TO FUND

For the services provided by Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”) to the Fund, pursuant to the attached Sub-Advisory Agreement (the “Agreement”), Directed Services LLC (the “Adviser”) will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Fund at the following annual rate of the average daily net assets of the Fund:

SERIES	RATE
0.25% on the first $200 million
0.23% on the next $800 million
0.20% on assets over $1 billion

Fees paid on assets of ING Goldman Sachs Commodity Strategy Portfolio (Cayman Fund) are in addition to fees paid pursuant to the Sub-Advisory Agreement with ING Goldman Sachs Commodities Portfolio.

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.